Exhibit 10.21

Execution Version

CONFIRMATION TO MASTER REPURCHASE AGREEMENT

The purpose of this communication (this “Confirmation”), dated June 30, 2009, is to amend the terms and conditions of certain repurchase transactions entered into prior to the date hereof as well as set forth the terms and conditions of a new repurchase transaction entered into on the initial Purchase Date specified below, in each case between FSA Capital Management Services LLC (“FSA Capital Management”), FSA Capital Markets Services LLC (“FSA Capital Markets”) and FSA Asset Management LLC (“FSAM”).  This Confirmation constitutes a “Confirmation” as referred to in the Master Repurchase Agreement (defined below).

Prior to the date hereof and pursuant to the Original Master Repurchase Agreements, the parties hereto entered into certain repurchase transactions related to the issuance of secured guaranteed investment contracts (each, a “Secured GIC Repurchase Transaction”).  This Confirmation shall amend the terms of each such Secured GIC Repurchase Transaction as set forth below and as a result each such Secured GIC Repurchase Transaction shall be replaced by the single portfolio repurchase transaction between the parties having the terms set forth in this Confirmation (the “Transaction”).

This Confirmation supplements, forms a part of and is subject to the Master Repurchase Agreement and all provisions contained in, or incorporated by reference in, the Master Repurchase Agreement shall govern this Confirmation, except as expressly modified below.  In the event of any conflict between the terms and provisions of this Confirmation and the Master Repurchase Agreement, the terms and provisions of this Confirmation shall prevail.

Terms used but not defined herein shall have the meanings assigned such terms in the Master Repurchase Agreement or the Pledge and Administration Agreement referred to in the Master Repurchase Agreement.

The terms of the Transaction to which this Confirmation relates are as follows:

1.                                      GENERAL TERMS

Purchase Date:	June 30, 2009 or any date of renewal of this Transaction as contemplated by “Repurchase Date” below.

Buyer:

Each of FSA Capital Management and FSA Capital Markets, severally but not jointly. Notwithstanding anything contrary in the Master Repurchase Agreement but subject to the terms of this Confirmation, this Transaction constitutes a single agreement between the Seller and each Buyer having the terms set forth in this Confirmation.

Seller:	FSAM

Purchase Price:	The aggregate outstanding principal balance of all GIC Contracts issued by the Buyers as of the Purchase Date.

GIC Contract:	Each guaranteed investment contract of a Buyer outstanding on the Purchase Date.

Scheduled Repurchase Date:	The date that is eight months after the Purchase Date (or if such date is not a Business Day, the immediately preceding Business Day), subject to the terms of “Transaction Renewal” below.

Transaction Renewal:

If a Buyer and Seller (or, as described below, FSA as Secured Party Representative, on all of their behalfs) agree to renew this Transaction on or prior to any Scheduled Repurchase Date, then (i) a new Purchase Date shall occur on the Scheduled Repurchase Date and (ii) a new Scheduled Repurchase Date will occur on the date that is eight months after the prior Scheduled Repurchase Date (or if such date is not a Business Day, the immediately preceding Business Day). On any such new Purchase Date, the transfers of Purchased Securities to Seller on the Scheduled Repurchase Date and to Buyer on the new Purchase Date, and the payments of the Repurchase Price and GIC Carry Amount (if applicable) by Seller and of Purchase Price and GIC Carry Amount (if applicable) by Buyer, respectively shall each be netted and deemed set off and satisfied in full.

Unless any party notifies each of the other parties hereto of its intent not to renew this Transaction, (i) the delivery by the Administrator of the monthly report scheduled to be delivered in accordance with Section 10.5(a) of the Pledge and Administration Agreement on the first calendar day of the month which precedes the month in which the Scheduled Repurchase Date is to occur shall constitute an offer by the Administrator on behalf of each Buyer to renew this Transaction on the coming Scheduled Repurchase Date and (ii) the delivery by the Administrator of the monthly report scheduled to be delivered in accordance with Section 10.5(a) of the Pledge and Administration Agreement on the first calendar day of the month in which the Scheduled Repurchase Date is to occur shall constitute an acceptance by the Administrator on behalf of the Seller of the Buyers’ offer to renew this Transaction on the coming Scheduled Repurchase Date.

FSA as the Secured Party Representative may elect to renew this Transaction on each party’s behalf on or after the second Business Day prior the Scheduled Repurchase Date, unless an FSAM Lien Release Date has occurred.

The foregoing provisions are without prejudice to the rights of the parties to renew this Transaction in any other manner or to elect not to renew this Transaction.

GIC Carry Amount Payment by Seller:

On any Scheduled Repurchase Date other than a Scheduled Repurchase Date that occurs on or after a date on which an FSAM Lien Release Date has occurred, Seller shall pay to Buyer, in addition to the Repurchase Price, the GIC Carry Amount determined on such Repurchase Date.

GIC Carry Amount Payment by Buyer:

On any Purchase Date occurring pursuant to “Transaction Renewal” above and on a Scheduled Repurchase Date on which Seller is required to make payment of the GIC Carry Amount, Buyer shall make a corresponding payment of the GIC Carry Amount to Seller.

GIC Carry Amount:

On any Scheduled Repurchase Date other than a Scheduled Repurchase Date that occurs on or after a date on which an FSAM Lien Release Date has occurred, an amount equal to:

(i) the Spread Component of the GIC Business Costs Amount that would be determined under the Dexia CSAs on the basis of Permitted Investments consisting solely of overnight investments of cash balances at the federal funds rate, as determined by the Secured Party Representative in a commercially reasonable manner, minus

(ii) the actual Spread Component of the GIC Business Costs Amount determined under the Dexia CSAs, as most recently determined on such Repurchase Date.

For the avoidance of doubt, a GIC Carry Amount shall not be payable on any Repurchase Date (including, but not limited to, a Repurchase Date occurring as a result of any acceleration or early termination of the Transaction following a Dexia Event of Default or otherwise), other than a Scheduled Repurchase Date occurring prior to a FSAM Lien Release Date.

Repurchase Date:

Each of (i) the Scheduled Repurchase Date and (ii) any GIC Contract Business Day on which a payment of principal is due to be made under one or more GIC Contracts.

The obligation of a Buyer to transfer the Purchased Securities on the Repurchase Date shall be understood to be such Buyer’s obligation to transfer (A) in the case of (i) in the definition of Repurchase Date, a par amount of Purchased Securities selected by Buyer having a Market Value Percentage equal to the relevant GIC Principal Percentage and (B) in the case of (ii) in the definition of Repurchase Date, a par amount of Purchased Securities (selected by the Secured Party Representative) having a Market Value Percentage equal to the relevant GIC Principal Repayment Percentage.

Market Value Percentage:

With respect to any Purchased Securities on any date, a percentage figure equal to (i) the aggregate FSAM Asset Value for such Purchased Securities divided by (ii) the aggregate FSAM Asset Value of all Purchased Securities not yet repurchased by the Seller hereunder, with such FSAM Asset Values to be based on the FSAM Asset Values most recently determined in accordance with the Dexia CSAs.

If the Dexia Put Contracts have been terminated, the FSAM Asset Value of the relevant Purchased Securities shall be determined by the Administrator or FSA if the Administrator does not make such determination within one Business Day, pursuant to the procedures set forth in the Dexia CSAs as if such Dexia Put Contracts had not been terminated.

GIC Principal Repayment Percentage:

With respect to a Buyer and a Repurchase Date, a percentage equal to (i) the aggregate payments of principal due to be made on such Repurchase Date in respect of all GIC Contracts issued by such Buyer divided by (ii) aggregate payments of principal due to be made on such Repurchase Date in respect of all GIC Contracts.

GIC Principal Percentage:

With respect to a Buyer and any date of determination, a percentage equal to (i) the outstanding principal balance of all GIC Contracts issued by such Buyer divided by (ii) the aggregate outstanding principal balance of all GIC Contracts.

GIC Contract Business Day:	In respect of a GIC Contract, each day which is a business day under such GIC Contract.

Periodic Payment of Price Differential:

On any date on which a payment of interest is payable in respect of one or more GIC Contracts, a payment of Price Differential in relation to this Transaction shall be payable by Seller in an amount equal to, with respect to each Buyer, the aggregate interest payable in respect of each such GIC Contract issued by such Buyer. For the avoidance of doubt, such amount shall not be included in the Repurchase Price payable upon termination of this Transaction in whole or in part.

In case Seller fails to pay the Repurchase Price on a Repurchase Date, Seller shall continue to pay the Price Differential as if the Transaction had not been terminated (whether in part or in full), until such time as Seller has paid the Repurchase Price in full.

Repurchase Price:

In relation to each Buyer, the Seller shall pay (A) in the case of (i) in the definition of Repurchase Date, the aggregate outstanding principal balance on the Repurchase Date of all GIC Contracts issued by such Buyer, and (B) in the case of (ii) in the definition of Repurchase Date, the aggregate amount of principal payable on such Repurchase Date under the GIC Contracts issued by such Buyer.

Additional GIC Principal Amount:

If the principal amount of a GIC Contract increases as a result of the exercise of a right of a holder of such GIC Contract to invest additional amounts in such GIC Contract, the relevant Buyer shall transfer such additional investment amount in respect of a GIC Contract on the first Business Day after the receipt thereof from a holder of such GIC Contract, and the Purchase Price hereunder shall be deemed increased by such amount.

Purchased Securities:

All securities owned by Seller on the Purchase Date, including, without duplication, with respect to the initial Purchase Date, all securities that have been purchased by the Buyers under the Secured GIC Repurchase Transactions (notwithstanding that Seller may own such securities for accounting purposes).

With respect to the portion of the Transaction

entered into on the initial Purchase Date and related to the Secured GIC Repurchase Transactions, the obligations of the Buyer and Seller to transfer the Purchase Price to Seller against the transfer of the Purchased Securities shall be deemed to have been satisfied by prior transfers of Purchased Securities from Seller to each Buyer and prior payments of Purchase Price from each Buyer to Seller under the applicable Original Master Repurchase Agreement (the Purchased Securities previously transferred under Secured GIC Repurchase Transactions the “Existing Purchased Securities”) with respect to such Secured GIC Repurchase Transactions.

Subject to Section 2 below, on the initial Purchase Date, the Seller shall sell to each Buyer a par amount of Purchased Securities equal to (A) the aggregate par amount of all Purchased Securities other than the Existing Purchased Securities multiplied by (B) such Buyer’s Applicable Note Percentage (with respect to each Buyer, the “Non-Secured GIC Purchased Securities”).

Applicable Note Percentage:

With respect to a Buyer, a percentage equal to (i) the principal balance of Notes (as defined in Section 2 below) held by such Buyer on the initial Purchase Date divided by (ii) the aggregate principal balance of the Notes.

2.                                      OTHER ADDITIONAL PROVISIONS

(a) The parties agree and acknowledge that Seller and each Buyer has granted a security interest in its rights under this Transaction (including in respect of transfers of the Purchased Securities and the Repurchase Price) to the Collateral Agent pursuant to the Pledge and Administration Agreement.

(b) The parties agree that they are entering into this Transaction in connection with the repayment of the aggregate outstanding principal amount of the Master Notes Series A and B, each dated October 29, 2001 and each issued by FSAM (together, the “Notes”), together with any accrued and unpaid interest thereon.  Upon entering into this Confirmation, each Buyer and FSAM agree that on the date hereof (i) the Notes shall become due and payable, (ii) each Buyer’s payment of the Purchase Price to Seller with respect to the Non-Secured GIC Purchased Securities on the initial Purchase Date shall be deemed to have been netted and set off against Seller’s obligation to redeem and repay the Notes; and (iii) the outstanding principal of and interest on the Notes shall be deemed paid in full.

Seller shall retain custody of the Non-Secured GIC Purchased Securities as well as any other Purchased Securities, including any Existing Purchased Securities, that are held by Seller on the initial Purchase Date, with such securities to be held in the FSAM Collateral Account, or in the case of assets that have been pledged to secure that FSA PAL Loan, the FSA PAL Account, in each case, established pursuant to the Pledge and Administration Agreement (and subject to rehypothecation from time to time in accordance therewith).

(c) In addition to the acknowledgements made in Paragraph 19 of the Master Repurchase Agreement, the parties agree and acknowledge that this Confirmation is intended to be a “securities contract,” as such term is defined in Section 741(7) of the United States Bankruptcy Code, with respect to which: (1) the contractual rights of a party hereunder to cause the liquidation, termination or acceleration of a securities contract are intended to be among those protected under Section 555 of the United States Bankruptcy Code; (2) the termination, netting and collateral liquidation provisions of the Master Repurchase Agreement are intended to be among those excepted from the automatic stay under Section 362(b)(6) of the United States Bankruptcy Code; and (3) each transfer, payment and delivery hereunder or in connection herewith is intended to be a “margin payment”, as defined in Section 741(5) of the United States Bankruptcy Code, and/or a “settlement payment” as defined in Section 741(8) of the United States Bankruptcy Code, under a securities contract, and is therefore, under Section 546(e) of the United States Bankruptcy Code, not avoidable.

Please confirm your agreement to be bound by the terms of the foregoing by executing a copy of this Confirmation and returning it to us at the contact information listed above.

Very truly yours,

FSA ASSET MANAGEMENT LLC

By:
Title:

FSA CAPITAL MANAGEMENT SERVICES LLC

By:
Title:

FSA CAPITAL MARKETS SERVICES LLC

By:
Title: